Exhibit 99.1

Press Release	7575 W. Jefferson Blvd.
October 4, 2010	Fort Wayne, IN 46804
260.969.3500
260.969.3590 (Fax)

Steel Dynamics’ Standard Rail Now Approved by Major U.S. Railroads

FORT WAYNE, INDIANA, October 4, 2010 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that Standard Strength rail produced at its Columbia City, Indiana, mill has been tested and approved by four U.S.-based Class I railroads and by Amtrak (the National Railroad Passenger Corporation).  The Class I railroads include the BNSF Railway, CSX Transportation, Norfolk Southern Railway, and the Union Pacific Railroad.

Following extensive internal research and testing, samples of our rail underwent rigorous testing and evaluation by independent laboratories to certify adherence to specifications prescribed by the American Railway Engineering and Maintenance-of-Way Association (“AREMA”), the industry organization that sets standards for design, construction, and maintenance of America’s railroad infrastructure.  The railroads then completed their own testing and evaluation protocols, clearing the way for Steel Dynamics to become an approved rail supplier.  SDI’s Structural & Rail Division has begun rail shipments to Class I railroads.

Complementing the rail production facility is SDI’s technologically advanced on-site Continuous Welded Rail (CWR) plant that joins 240-foot rails into continuously welded rail strings up to 1,600 feet long.  This facility was modified early in 2010 to allow year-round uninterrupted operation.  Recently, orders for CWR have increased significantly.  CWR shipments have been made to a Class I railroad and, in conjunction with the LB Foster Company, 5,600 tons of CWR rail have been supplied for the Northeast New England Passenger Rail Authority.  Other CWR customers include regional and short-line freight and passenger railroads.

Commercial production of Standard Strength rails that meet or exceed all current AREMA specifications began earlier this year.  These products are gaining widespread acceptance by railroads in the United States.  With the expectation that the rail can be tailored for use in Canada, the company is currently conducting internal testing and evaluation of alloy-enriched rails of a type used by the major Canadian railroads.  In addition, rail products have been exported to Mexico.  The company expects the export market to become an important new market for its rail products.

Dick Teets, President and COO of SDI’s Steel Operations, stated, “We are very pleased that our Standard Strength rail has gained acceptance for use by the major U.S. railroads, and we are pleased to have begun making rail shipments to them, including continuous welded rail.  Our dedicated employees are very motivated and are making rapid progress ramping up rail production.  We expect the recently made investments in a second casting machine that efficiently produces high-quality rail blooms will pay off as we expand rail production to meet the needs of these important new SDI customers.  Our focus is on delivering differentiated, quality products that will allow us to grow quickly to become a major provider of rail to the North American railroad industry and to other users in the Western Hemisphere.  We believe that the nation’s renewed emphasis on both freight and passenger rail transportation will provide our steel business a unique opportunity for incremental growth.”

To view or download photos of these rail products and SDI’s rail-welding facility, please see the photo gallery on the Steel Dynamics website: http://www.steeldynamics.com/index.php?menu_id=23&news_id=288

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related the development and production of new products, the acceptance and purchase of these products by new customers to the company, and the ultimate success of these products in the North American marketplace.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.   Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of various factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.   Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.   We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com